Exhibit 16.1

April 30, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

United States of America

We have been furnished with a copy of the response to Item 16F of Form 20-F for the event that occurred on November 5, 2020, to be filed by our former client, Materialise NV. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Veerle Catry

BDO Bedrijfsrevisoren CVBA

Represented by Veerle Catry